Exhibit (e)(1)

EXCERPT FROM 2010 PROXY STATEMENT FOR SANTANDER BANCORP

SECTION TITLED

“TRANSACTIONS WITH RELATED PARTIES”

Transactions between the Company, its subsidiaries and/or affiliates, directors and management or persons related to management are regulated by the Code of Business Conduct and Professional Ethics (“Code of Business Conduct”). The Code of Business Conduct requires impartiality and objectivity in adopting decisions that involve personnel of the Company and its subsidiaries and/or affiliates. The Management’s Compliance Committee and the Chief Compliance Officer are in charge of monitoring the Company’s compliance with the Code of Business Conduct. A complete copy of the Code is available on the Company’s website at www.santandernet.com.

The Board of Directors of the Company (the “Board”) has adopted the Insiders Transaction Policy (the “Regulation O Policy”) in writing which applies to extensions of credit to insiders, defined to include directors, executive officers, principal shareholders (shares owned or controlled by a member of an individual’s immediate family are considered to be held by the individual), and related interests of any of them. Related interest refers to a company that is controlled by that person, or a political campaign committee that is controlled by that person or the funds or services which will benefit that person. All extensions of credit shall be on substantially the same terms and conditions (including interest rate and collateral requirements) as those prevailing at the time for comparable transactions available to any other client of Santander Puerto Rico, shall be within the lending limits established in Regulation O adopted by the Federal Reserve Board, codified in 12 CFR Part 215, and shall be approved by the Board. All transactions that met the parameters of the Regulation O Policy were reviewed and approved by the Board as required by the Regulation O Policy.

In addition, Santander Puerto Rico has adopted the Transactions with Affiliates Policy (the “Regulation W Policy”) in writing. The Regulation W Policy adopted by Santander Puerto Rico applies to transactions between Santander Puerto Rico and an affiliate covered under Sections 23A and 23B of the Federal Reserve Act (the “Act”) and Regulation W adopted by the Federal Reserve Board, codified in 12 CFR Part 223 (“Regulation W”), and applies to transactions in which Santander Puerto Rico accepts securities issued by an affiliate as collateral; transactions in which Santander Puerto Rico purchases a security issued by an affiliate; transactions by Santander Puerto Rico with any person in which the proceeds or benefits are transferred to an affiliate; transactions by Santander Puerto Rico in which an affiliate is acting as an agent or broker; transactions by Santander Puerto Rico in which an affiliate receives a fee for its services to Santander Puerto Rico or a third party; transactions by Santander Puerto Rico in which an affiliate has an interest in the customer or counterparty; transactions in which Santander Puerto Rico purchases, as principal or fiduciary, a security for which an affiliate is a principal underwriter during the existence of the underwriting or selling syndicate; loans and other extensions of credit by Santander Puerto Rico to its affiliates; and other transactions by Santander Puerto Rico in which an affiliate is involved. The standard to be applied under the Regulation W Policy is that all affiliate transactions must be conducted at arm’s length and in accordance with applicable laws and regulations. Santander Puerto Rico may not engage in any affiliate transaction unless the affiliate transaction is on terms and conditions that are consistent with safe and sound banking practices. The Legal and the Compliance Departments assure compliance with the Regulation W Policy, and the Audit Committee is responsible for the review and approval of the transactions. The transactions between affiliates reported hereunder that require Audit Committee approval were reviewed and approved by the Audit Committee as required by the Regulation W Policy.

Santander Puerto Rico has entered into loan transactions with our directors and executive officers and the immediate family members of the directors and executive officers, and proposes to continue such transactions in the ordinary course of its business, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable loan transactions with other persons not related to us. The extensions of credit have not involved and do not currently involve more than normal risks of collectibility or present other unfavorable features. In the ordinary course of business, our affiliates maintain deposit accounts with Santander Puerto Rico, and also we engage in typical transactions related to our business as a financial institution, such as loans, swaps, options and certificates of deposit, with our affiliates. Said transactions are on market terms.

During 2009, we made payments in the ordinary course of business to the law firm of O’Neill & Borges, of which Ms. Rosa González, sister of Mr. José González who is a director of the Company, is a partner. The fees paid to O’Neill & Borges for fiscal year 2009 amounted to approximately $392,036 for legal services rendered to the Company, including its subsidiaries. The engagement of such law firm was approved by the Board.

In addition, Santander Puerto Rico has entered from time to time into loan sale transactions with its affiliate Crefisa, a subsidiary of Banco Santander. During 2009, Santander Puerto Rico sold loans to Crefisa for an aggregate sales price of $142 million. These loan sale transactions were made at net book value. The loan sale transactions were consistent with applicable banking laws and regulations, and were approved by the Audit Committee.

The Company and its subsidiaries have entered, in the ordinary course of business, into information technology development, licensing and services agreements and other related services with the following affiliates and subsidiaries of Banco Santander: ISBAN CHILE, S.A. (“ISBAN Chile”), ISBAN MEXICO, S.A. de C.V. (“ISBAN Mexico”) and ALTEC Puerto Rico, a division of Crefisa (“ALTEC Puerto Rico”); PRODUBAN SERVICIOS INFORMÁTICOS GENERALES, S.L. (“PRODUBAN Mexico”); PRODUBAN SERVICIOS INFORMÁTICOS GENERALES, S.L. (“PRODUBAN Spain”); and INGENIERIA DE SOFTWARE BANCARIO, S.L. (“ISBAN Spain”). During 2009, the Company and its subsidiaries made the following payments for services rendered by the abovementioned companies during 2009: $1,014,812 to ISBAN Chile, $1,733,909 to ISBAN Mexico, $8,993,500 to ALTEC Puerto Rico; and $5,209,434 to PRODUBAN Mexico; $689,661 to PRODUBAN Spain; $136,098 to ISBAN Spain. These transactions are subject to usual trade terms.

Santander Puerto Rico has entered into a lease with ALTEC Puerto Rico, and with Santander Overseas Bank, Inc. (“Santander Overseas”), under which each of these affiliates paid a rental of $411,090 and $144,911, respectively to Santander Puerto Rico during 2009. This transaction is considered to be on market terms.

During 2009, Santander Puerto Rico received payments in excess of $120,000 pursuant to Master Management and Services Agreements with Santander Overseas and Crefisa, which are affiliates of the Company, indirectly owned by Banco Santander, to provide general services which generally include but are not limited to: (i) services relating to personnel and human resources management, including, but not limited to salaries processing, completing tax returns and tax reporting for employees; (ii) consulting assistance and support relating to compliance and legal functions, (iii) services relating to operations, including, but not limited to fund transfers and general supervisory and managerial services, which may include collections, management of loans and letters of credit; (iv) reconciliation services for bank accounts, accounts payable, accounts receivable; (v) services relating to the structuring and funding of financial transactions; (vi) services relating to risk analysis, including, but not limited to analysis and approval of customer credit and preparation and presentation of cases; (vii) services relating to market risk; (viii) services related to accounting and information technology; (ix) auditing services; (x) record keeping; (xi) cash management services; and (xii) general organizational services. The amounts paid by Santander Overseas and Crefisa to Santander Puerto Rico for fiscal year 2009 were $3,416,781 and $484,171 respectively. The foregoing transactions are on market terms.

On September 24, 2009, the Company and Santander Financial Services, Inc. entered into a collateralized loan agreement with Santander Puerto Rico. Under the loan agreement, Santander Puerto Rico advanced $190 million and $440 million to the Company and Santander Financial, respectively. The loans are collateralized by a certificate of deposit in the amount of $630 million opened by Banco Santander at Santander Puerto Rico and provided as security for the loans pursuant to the terms of a Security Agreement, Pledge and Assignment between Santander Puerto Rico and Banco Santander. The

Company and Santander Financial Services, Inc. have agreed to pay an annual fee of 0.10% net of taxes, deductions and withholdings to Banco Santander in connection with its agreement to collateralize the loans with the deposit.

In the ordinary course of business, Santander Puerto Rico has also engaged in the administration of loans portfolios with Crefisa under which Santander Puerto Rico was paid the commission of $2,197,336 for 2009. The commission is considered to be on market terms.

On September 1, 2009, Santander Puerto Rico entered into an Advisory and Technical Services Agreement with Santander Overseas to assist the latter in the sale, assignment and transfer of certain credit facilities. These services included, among others, the structuring and consummation of the transaction, the review of all of the documents executed, and the valuation of the credit facilities. Under this agreement, Santander Puerto Rico was paid a commission of $2,908,247 in 2009 by Santander Overseas. The compensation is considered to be on market terms.